Exhibit 11.1 - Statement Regarding Computation of Earnings Per Share

                                                                                                                     Period from
                                                                                                                    June 27, 1984
                                                                          Quarter Ended July 31                     (Inception)
                                                                    ----------------------------------                   to
                                                                             1997                1996              April 30, 1997
                                                                    ----------------------------------            -----------------

Primary loss per share:
      Shares outstanding                                                4,818,738           4,808,533                    4,818,738
      Effect of using weighted average common and                       None                  (86,827)                  (2,814,424)
           common equivalent shares
      Effect of shares issuable under common stock                        *                    *                         *
           warrants using the treasury stock method
      Effect of shares issuable under stock options                       *                    *                         *
           using the treasury stock method
      SAB  No. 83 - for stock  options  granted at
           exercise  price less than the initial  public
           offering  price during the 12 months preceding
           the initial public offering using the treasury
           method                                                        N/A                  N/A                          246,970
                                                                    --------------        ------------            -----------------
Total                                                                   4,818,738           4,721,706                    2,251,284
                                                                    ==============        ============            =================

Net loss                                                               $ (563,150)         $ (271,054)                $ (7,253,578)
                                                                    ==============        ============            =================

Net loss per share                                                         ($0.12)             ($0.06)                      ($3.22)
                                                                    ==============        ============            =================

Fully diluted loss per share:
      Shares used in computing primary earnings per share               4,818,738           4,721,706                    2,251,284
      Assumed conversion of all series of redeemable
           convertible preferred stock                                  None                 None                       None
                                                                    --------------        ------------            -----------------

Total                                                                   4,818,738           4,721,706                    2,251,284
                                                                    ==============        ============            =================

Net Loss                                                               $ (563,150)         $ (271,054)                $ (7,253,574)
                                                                    ==============        ============            =================

Pro forma net loss per share                                           $    (0.12)         $    (0.06)                $      (3.22)
                                                                    ==============        ============            =================


*  Antidilutive